EXHIBIT 14.1

CODE OF BUSINESS ETHICS

BLACKSANDS, PETROLEUM INC.

January 28, 2008

CODE OF BUSINESS ETHICS

TABLE OF CONTENTS

Fundamental Principles	3

Guidelines for Directors and Officers	4-5

Communications Policy	6-8

Insider Trading Policy	9

BLACKSANDS, PETROLEUM INC.’s CODE OF BUSINESS ETHICS (“COBE”)

FUNDAMENTAL PRINCIPLES

The following fundamental Principles of appropriate business conduct have been established for all personnel working for or representing Blacksands, Petroleum Inc. (“the Company” or “Blacksands”). They are applicable in all countries in which the Company operates. This COBE is not intended to be a comprehensive guide to all our policies or to all our or to all your responsibilities under law or regulation.

Fundamental Principles

A.	Compliance with Laws

The Company will conduct its business in full compliance with all laws, regulations and other legal requirements applicable wherever the Company is carrying on business. No personnel shall directly or indirectly give, offer or agree to give or offer a loan, reward, advantage or benefit of any kind to a foreign public official or to any person for the benefit of a foreign public official in contravention of the Corruption of Foreign Public Officials Act.

B.	Conflict of Interest

Personnel must ensure that no conflict exists between their personal interests and those of the Company. Personnel should also avoid placing themselves in positions that may be perceived as conflicts.

C.	Fiscal Integrity and Responsibility

While all personnel have a responsibility to protect the Company’s assets, the Management of the Company is specifically responsible for establishing and maintaining appropriate internal controls to safeguard Company assets against loss from unauthorized or improper use or disposition.

D.	Health, Safety and Environment

The Company is committed to providing a safe and healthy working environment and protecting the public interest with standards and programs that meet or exceed industry standards and applicable government codes, standards and regulations in all jurisdictions in which it does business.

The Company’s operations are to be conducted in a manner that protects the health and safety of our personnel and all people in the communities where the Company operates.

E.	Employment Practices

The Company is committed to a workplace environment where personnel are treated with dignity, fairness and respect. All personnel have the right to work in an atmosphere that provides equal employment opportunities and is free of discriminatory practices and illegal harassment.

F.	Confidential Information

In the course of employment, personnel may have access to information that is non-public, confidential, privileged, or of value to competitors of the Company or that may be damaging to the Company if improperly disclosed. Personnel may also have access to the confidential information of companies with which the Company does business.

Personnel must protect the confidentiality of information concerning the Company and its business activities as well as that of companies having business dealings with the Company. Personnel who leave the Company have an ongoing obligation to keep such information confidential.

BLACKSANDS’ CODE OF BUSINESS ETHICS

GUIDELINES FOR DIRECTORS AND OFFICERS

Directors and Officers have a duty to manage or supervise the management of the business and affairs of the Company. In carrying out this duty, the Company expects Directors and Officers to act honestly and in good faith with a view to the best interests of the Company. To this end, the Board of Directors has committed itself to maintaining a high standard of Corporate Governance which incorporates as its basis, principles of good conduct and high ethical behaviour.

To discharge their duties, the Directors have adopted the following principles for business conduct and ethical behaviour.

Compliance with Law

Directors and Officers shall conduct their business and affairs in full compliance with applicable laws, rules and regulations and shall encourage and promote such behaviours for themselves, Officers and employees.

Conflicts of Interest

The Directors shall conduct their business and affairs in a manner that ensures their private or personal interests do not interfere or appear to interfere with the interests of the Company, including conflicts relative to personal, financial or other gain. Should conflicts arise, or be perceived to arise, Directors and Officers shall immediately make full disclosure in an appropriate manner to the Board of Directors.

Fair Dealing

The Company adheres to a policy of Fair Dealing in all its undertakings. Directors and Officers shall endeavour to deal fairly with the Company’s customers, suppliers, competitors and employees. Taking unfair advantage through manipulation, concealment, abuse or privilege, misrepresentation and other unfair dealing practices is unacceptable.

Confidentiality

Directors and Officers shall maintain the confidentiality of information entrusted to them except in circumstances where disclosure is authorized or mandated by law or requirement of securities regulatory authorities or stock exchanges. Confidential information shall not be used for personal gain.

Protection and Proper Use of Common Assets

Directors and Officers shall ensure that the Company’s assets are protected and properly and efficiently used for legitimate business purposes.

Corporate Opportunities

Directors owe duty to advance the Company’s legitimate interests whenever an opportunity arises and are prohibited from:

a)	Taking personal advantage of opportunities discovered through the use of corporate assets, property, information or their position;
b)	Using or deploying corporate assets, property, information or their position for personal gain; and
c)	Competing with the Company.

Provision of Services

Directors may from time to time be asked to provide professional services to Company above and beyond their duties as Directors, relating to their areas of professional competence. In such cases, management shall: (a) define the services to be provided in writing, the competencies involved and the qualifications of the Director whose services may be engaged; (b) obtain at least two quotes for the provision of the required services by fully qualified, third party providers; (c) bring the proposed contract and competing bids before the Board of Directors for a discussion to be made without the participation of the conflicted Director.

Incident Reporting

Directors and Officers are encouraged to promote ethical behaviour in all things they do and to ensure a healthy ethical workplace. The Company, through the principles and standards adhered to by Directors, encourages Officers and leaders to talk with employees about ethical behaviours and to provide guidance on their ethical concerns including advising employees on appropriate actions to be taken or behaviours to be followed. Violations of laws, rules, regulations or this Code of Business Conduct are to be reported to the Board of Directors.

The Directors, on behalf of the Company, will not allow any retaliation by Officers in respect of reports made in good faith by any employee.

Waivers

Directors and Executive Officers, whose conduct or actions have failed to meet, or whose future conduct or actions may not meet, the principles and standards set out in this Code of Business Conduct, must report such failure or anticipated failure immediately to the Board of Directors. Such report shall contain a request for a waiver of such conduct and be filed with the Board of Directors for review. The Board of Directors shall examine the circumstances related to the failure or requested waiver for anticipated failure and make an appropriate determination. Any determination of the Board of Directors that noncompliance with the Code of Business Conduct has occurred or that, under the circumstances, a waiver be granted to a Director or Officer shall be reported promptly to the shareholders.

Consequences of a Violation

If it is determined that a director, officer or employee of the Company has violated the Code, the Company will take appropriate action including, but not limited to, disciplinary action up to and including termination of employment if a waiver is not granted. If it is determined that a non-employee (including any consultant, contractor, subcontractor, or other agent) has violated the Code, the Company will take appropriate corrective action, which could include severing the consultant, contractor, subcontractor of agency relationship. In either event, the Company will take necessary corrective action reasonably calculated to address and to correct the alleged violation.

Annual Review

Annually, the Company expects each Director to review this Code of Business Ethics and to satisfy themselves that they have adhered to the stated principles and standards, or if they have failed to do so, to ensure such non-compliance has been reported to the Board of Directors. A status report on compliance with the Code will be included in the Company’s Annual Information Circular.

BLACKSANDS’ CODE OF BUSINESS ETHICS

COMMUNICATIONS POLICY

1.	Purpose of the Communications Policy

The purpose of the Company’s Communications Policy is to ensure that the Company:

(a)	Controls the communications between the Company and its external stakeholders;
(b)	Complies with its continuous and timely disclosure obligations; and
(c)	Avoids selective disclosure of Company information.

2.	Disclosure of Material Information
2. 1	Determination of Whether Information is Material

Information about the Company is considered to be material if it has a significant effect or would reasonably be expected to have a significant effect on the market price of the Company’s securities.1 The determination of whether information is material is subjective. The list of events set forth in Appendix A, although not exhaustive, should be considered in making the determination of whether information is material.

2.2	Method and Content of Disclosure of Material Information

The Company shall disclose all material information to external stakeholders as soon as practicable after the event, giving rise to the material information, has occurred. All material information shall be disclosed via press release, using a news service approved by the Toronto Stock Exchange and the American Stock Exchange, as applicable. The material information shall also be posted on the Company’s website.

The press release shall include sufficient information to enable external stakeholders to understand the nature and timing of the event giving rise to the material information as well as to allow such stakeholders to make an informed assessment of the effect of the material information on the market price of the Company’s securities.

2.3	Responsibility for Disclosure of Material Information

The Chief Executive Officer (“CEO”) shall have responsibility for the disclosure of material information. This individual has responsibility for the disclosure of material information because, by virtue of his position within the Company:

(a)	He is completely familiar with the operations of the Company;
(b)	He is continuously up-to-date on pending material developments within the Company; and
(c)	He has sufficient understanding of the disclosure rules to enable him to determine whether information is material and hence requires disclosure.

In the event of an absence of the CEO, a director or officer designated by the CEO shall be responsible for the disclosure of material information.

The CEO is the only individual authorized to communicate with analysts, shareholders and other stakeholders regarding the material disclosed by the Company. By establishing this restriction, the Company ensures that:

(a)	A consistent message is delivered to external stakeholders regarding Company matters;
(b)	Only information authorized to be disclosed to external stakeholders is disclosed; and
(c)	Selective disclosure of material information is avoided.

In certain circumstances, the CEO may, on a case-by-case basis, delegate his responsibility for external communication to other suitably qualified individuals within the Company. However, without such explicit delegation, external communication is restricted to the CEO.

Where a news release contains information based on the Company’s financial statements prior to the release of such statements, such news release should first be reviewed by the audit committee.

3.	Selective Disclosure

We are committed to providing our stockholders and investors with full, fair, accurate, timely and understandable disclosure in the reports that we file with the Securities and Exchange Commission. To this end, our directors, officers and employees shall:

•	Not make false or misleading entries in our books and records for any reason;
•	Not condone any undisclosed or unrecorded bank accounts or assets established for any purpose;
•	Comply with generally accepted accounting principles at all times;
•	Notify our Chief Financial Officer if there is an unreported transaction;
•	Maintain books and records that accurately and fairly reflect our transactions;
•	Prohibit the establishment of any undisclosed or unrecorded funds or assets;
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Maintain a system of internal controls that will provide reasonable assurances to our management that material information about the Company is made known to management, particularly during the periods in which our periodic reports are being prepared;

•	Present information in a clear and orderly manner and avoid the use of unnecessary legal and financial language in our periodic reports; and
•	Not communicate to the public any nonpublic information except through, or as approved by, our Chief Financial Officer or Chief Executive Officer.

In the event of inadvertent disclosure of material information to an external stakeholder, the Company shall, as soon as practicable after the disclosure, issue a press release to inform all external stakeholders of the material information.

4.	Maintaining Confidentiality

The Company shall provide to all employees on-going education on the importance of maintaining the confidentiality of Company information and on the protocol to be followed in the event that they are asked (whether orally, in writing or electronically) by external stakeholders or others to comment on the Company’s material or confidential information. This information may include (1) technical or scientific information about current and future projects or endeavors, (2) business or marketing plans or projections, (3) earnings and other internal financial data, (4) personnel information, (5) lists of current, past and potential business partners and (6) other non-public information that, if disclosed, might be of use to our competitors, or harmful to our business partners. This information is our property, or the property of our business partners, and in may cases was developed at great expense. Unless authorized by written approval or required by applicable law, our directors, officers and employees shall not:

•	Discuss confidential information with or in the presence of any unauthorized persons, including family members and friends;
•	Use confidential information for illegitimate business purposes or for personal gain;
•	Disclose confidential information to unauthorized third parties; and

•

Use the Company property or resources for any personal benefit or the personal benefit of anyone else. The Company property includes, without limitation, the Company’s internet, email and voicemail services, which should be used only for business related activities, and which may be monitored by the Company at any time without notice.

5.	Electronic Communications

The CEO shall have responsibility for ensuring that the Company’s financial and shareholder reports filed on the Company website are accurate and up-to-date and that they are maintained in a separate, easily accessed area of the website when applicable.

It is recommended that Directors, Officers and employees refrain from participating in discussions about the Company on electronic chat rooms or news groups except to post news releases or links in the public domain or as may be required to correct factual errors by posting information which has previously been widely disseminated by the Company. Chat rooms or news groups may be the genesis for rumors about the Company. The Company, its Directors, Officers and employees shall not respond to such rumors on the chat rooms or news groups but should follow the procedure set out below.

BLACKSANDS’ CODE OF BUSINESS ETHICS

INSIDER TRADING POLICY

Directors, Officers and senior managers (“Insiders”) are from time to time in possession of information which may constitute an undisclosed material fact. This policy is designed to ensure that Insiders do not use such undisclosed material facts to trade in the Corporation’s securities.

List of Insiders

The Corporation will maintain a list of individuals including Directors, Officers, senior managers and advisors who will be governed by the Insider Trading Policy (“Designated Insiders”).

Prior Clearance

The Board of Directors will designate a senior officer or director of the Corporation to assume the position of Insider Trading Officer. Designated Insiders must obtain prior approval from the Insider Trading Officer prior to buying or selling any of the Corporation’s securities including the exercise of options. The Insider Trading Officer may refuse permission to trade if, in his sole judgment, there are undisclosed material facts (see the Fair Disclosure Policy for a definition) or other potentially sensitive developments within the Corporation which Designated Insiders either know or could reasonably be expected to know. The Insider Trading Officer is not required to provide an explanation for his decisions. The CEO will undertake to keep the Insider Trading Officer informed of developments within the Corporation which could impose trading restrictions on Designated Insiders. If in doubt, the Insider Trading Officer will seek the advice of the CEO.

No-Trade Periods

The Insider Trading Officer will from time to time advise all Corporation Directors, employees and advisors in writing that they may not trade in the Corporation’s securities during a specific time period, with or without explanation. These No-Trade Periods will include the five trading days immediately preceding and two trading days immediately following the issuance of financial statements as well as periods during which the Corporation is involved in sensitive negotiations to conclude such matters as financings, acquisitions or divestitures. All such developments which could constitute undisclosed material facts must be reported to the Insider Trading Officer to determine if a No-Trade Period is appropriate.